Exhibit 99.1


FOR IMMEDIATE RELEASE                   CONTACTS:  Bob Lougee       508-870-6771
Friday, November 10, 2000                          Krista Grossman  201-969-4959


                  Arch Wireless Completes Merger With PageNet,
             Becomes Leading Provider of Two-Way Internet Messaging

         Combined Company Creates Nation's Premier Wireless Data Network With Broadest Service Coverage and Extensive Product Offerings


Westborough, MA and Dallas, TX (November 10, 2000) -- Arch Wireless, Inc. (Nasdaq:ARCH) and Paging Network, Inc. (PageNet) today announced completion of their merger, creating one of the largest two-way wireless Internet messaging and information companies in North America.

With the merger, which brings together significant assets from both companies, Arch Wireless has one of the largest and most reliable wireless networks in the United States with unsurpassed coverage. Enhanced resources of the combined company also include a large customer base comprising more than 13 million messaging units in service, a nationwide 1,600-person direct sales force, and established alliances with many leading Internet service and content providers.

"We are very pleased to complete our merger with PageNet," said C. Edward Baker, Jr., chief executive officer of Arch Wireless. "Together, the combined company is well positioned to leverage opportunities in the rapidly growing market for two-way wireless Internet messaging and information. With a comprehensive two-way wireless network providing coverage in all 50 states, a strong presence in all major distribution channels, and millions of customers throughout the United States, we believe Arch Wireless now has the assets to successfully compete in the changing world of wireless services."

Baker added that customers of the merged company will benefit from Arch's increased capabilities as the company continues to expand its offerings of reliable and affordable interactive wireless messaging services. The merger also will give customers greater service coverage and enhanced reliability with the consolidation of the two companies' nationwide networks.

"In a period of dramatic industry change, Arch Wireless is now positioned to play a prominent role in the wireless data value chain as the owner of one of the nation's most comprehensive data networks and one of the largest nationwide providers of wireless services," noted Baker. "We believe the PageNet merger, coupled with the recent repositioning of our business from traditional paging to two-way messaging and mobile information -- including wireless email and Internet access -- positions Arch Wireless exceptionally well to meet growing marketplace demand."

Lyndon R. Daniels, president and chief operating officer of Arch Wireless, said:
"We are truly excited to complete our merger with PageNet and begin the integration process. The combination of Arch and PageNet creates a solid foundation for growth. We believe the consolidated company now has the scale and scope, along with a unique set of strategic assets and capabilities, to play a major role in the world of wireless messaging and mobile information. This is a promising new beginning for team members of both companies."

Daniels said Arch Wireless is already moving quickly to integrate operations of the two companies, a process that will take up to 18 months to complete. "While we do not underestimate the challenge of integrating the two companies," he noted, "we do expect a smooth integration for our customers." He added that PageNet is the thirty-fifth acquisition Arch Wireless has undertaken since the company was founded in 1986.

Daniels added: "Arch Wireless possesses state-of-the-art infrastructure that includes a highly efficient ReFLEX(TM) 25 network, Wireless Messaging Engine, and WCTP gateway - powerful attributes that allow us to provide the broadest coverage for wireless messaging and data communications nationwide. They also permit us to develop customized two-way solutions for the enterprise market, and offer products that interface with services from such leading Internet companies as America Online and OracleMobile.

"We're going well beyond traditional messaging to provide customers with e-mail, Web browsing and other functions typically associated with a desktop PC - wirelessly," Daniels noted. "In so doing, we'll be able to provide comprehensive communications solutions to our primary customer target - the medium-to-large enterprise market - by offering an extensive portfolio of two-way wireless messaging services. We will also use our newly expanded resources to develop products that are attractive to the consumer market, leveraging the ubiquity and popularity of the Internet."

The combined company, which will retain the name Arch Wireless, Inc., will be headquartered in Westborough, MA. Based on third quarter 2000 pro forma adjusted operating results, the company's annualized net revenues totaled approximately $1.4 billion and Earnings Before Interest, Taxes, Amortization and Depreciation (EBITDA) totaled approximately $400 million. In addition, the company expects to generate more than $100 million in cost synergies and savings as a result of the merger.

Financial Details of the Transaction

Under terms of the merger, $1.2 billion of PageNet Senior Notes were converted into Arch Wireless common stock. In addition, PageNet stockholders received
0.04796505 shares of Arch Wireless common stock for each share of PageNet common stock they owned (or 4.796505 shares for each 100 PageNet shares held). Also, owners of PageNet's common stock and Senior Notes received approximately 0.03839 shares of Vast Solutions, Inc. (Vast), previously a wholly owned subsidiary of PageNet, for each share of PageNet common stock they owned (or approximately
3.839 shares of Vast for each 100 shares of PageNet held). Overall, 60.5% of Vast stock was distributed to holders of PageNet's Senior Notes, 20.0% to PageNet stockholders, and 19.5% was retained by Arch Wireless.

J. Roy Pottle, executive vice president and chief financial officer, said, "We believe our merger with PageNet is an excellent outcome for our respective constituents and provides Arch Wireless with an improved capital structure on which to compete."

The combined company will continue to trade on The Nasdaq National Market under the ticker symbol "ARCH." With completion of the transaction, Arch Wireless has 163,150,649 shares of common stock outstanding.

About Arch

Arch Wireless, Inc., Westborough, MA, is a leading two-way wireless Internet messaging and mobile information company with operations throughout the United States. The company offers a full range of wireless messaging services, including wireless e-mail, two-way mobile data, and paging. It provides local, regional and nationwide wireless services to customers in all 50 states, the District of Columbia, Puerto Rico, Canada, Mexico and in the Caribbean. Additional information on Arch is available on the Internet at www.arch.com.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: Statements contained in this news release which are not historical fact, such as forward-looking statements concerning future financial performance and growth, involve risks and uncertainties, including those described in Arch's and PageNet's most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Although Arch and PageNet believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, they can give no assurance that their expectations will be attained. Factors that could cause actual results to differ materially from their expectations include the recapitalization of the combined companies, challenges of integrating the businesses of Arch and PageNet, the future capital needs following the merger, the uncertainty of additional funding, and other risks. Any forward-looking statements represent the best judgment of both Arch and PageNet as of the date of this release. The companies disclaim any intent or obligation to update any forward-looking statements.